Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

ONEOK, INC.

and

ONE Gas, Inc.

Dated as of [                    ], 2014

i

Schedule 1.1(69)(v)	LDC Assets
Schedule 1.1(69)(vii)(A)	Assets Not Considered LDC Assets
Schedule 1.1(71)(vi)	LDC Contracts
Schedule 1.1(72)(i)	LDC Liabilities
Schedule 1.1(72)(v)	LDC Liabilities Related to Indebtedness
Schedule 1.1(72)(vi)	LDC Actions
Schedule 1.1(72)(vii)(A)	Liabilities Not Considered LDC Liabilities
Schedule 1.1(100)(v)	Retained Business Assets
Schedule 1.1(101)(vi)	Retained Business Contracts
Schedule 1.1(102)(i)	Retained Business Liabilities
Schedule 1.1(102)(v)	Retained Business Liabilities Related to Indebtedness
Schedule 1.1(102)(vi)	Retained Business Actions
Schedule 1.1(102)(vii)(A)	Liabilities Not Considered Retained Business Liabilities
Schedule 1.1(123)	Spinco Group
Schedule 2.4(b)	Intercompany Accounts to Remain Outstanding
Schedule 2.5(a)(i)	Spinco Accounts
Schedule 2.5(b)	Parent Accounts
Schedule 2.6(b)	Non-Terminated Intercompany Contracts
Schedule 2.12(a)	Allocation of Contracts
Schedule 4.6(f)	Regulatory Approvals
Schedule 11.5(a)(ii)	Allocation of Costs and Expenses
Schedule 11.5(b)	Advisors Whose Fees Are to be Paid by Parent

Exhibits

Exhibit A	Reorganization Actions
Exhibit B	Employee Matters Agreement
Exhibit C	Tax Matters Agreement
Exhibit D	Master Transition Services Agreement
Exhibit E	Management Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [                    ], 2014, by and between ONEOK, INC., an Oklahoma corporation (“Parent”) and ONE GAS, INC., an Oklahoma corporation (“Spinco”). Each of Parent and Spinco is sometimes referred to herein as a “Party” and collectively, as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in ARTICLE I.

R E C I T A L S:

WHEREAS, Parent, acting through various divisions and through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the LDC Business and (ii) the Retained Businesses;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that the Separation and the other transactions contemplated by this Agreement and the Ancillary Agreements are appropriate, desirable and in the best interests of Parent and its stockholders and (ii) approved this Agreement and each of the Ancillary Agreements;

WHEREAS, the Parent Board has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the LDC Business;

WHEREAS, Spinco has been incorporated for this purpose and has not engaged in activities except in preparation for its corporate reorganization (including activities with respect to the Spinco Financing Arrangements) and the distribution of its stock;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable for Parent to transfer the LDC Assets to Spinco and/or certain entities designated by Spinco that will be Subsidiaries of Spinco as of the Distribution Date and that are reasonably acceptable to Parent (any such entities, the “Spinco Designees”), and for Spinco and the Spinco Designees, if any, to assume the LDC Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements and, in exchange therefor, Spinco shall (i) issue to Parent all of the shares of its common stock, par value $0.01 per share (the “Spinco Common Stock”) and (ii) make the Separation Payment (the “Separation”);

WHEREAS, Spinco will issue and sell the Senior Indebtedness (the “Spinco Debt Financing”);

WHEREAS, Parent currently intends that, on the Distribution Date, Parent shall distribute to holders of shares of Parent Common Stock, through a spin-off, all of the outstanding shares of Spinco Common Stock, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Separation and the Distribution, if effected, taken together, are intended to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, Spinco and their respective Subsidiaries, following the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General.

As used in this Agreement, the following terms shall have the following meanings:

(1) “2013 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.2(a)(i).

(2) “Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or in any arbitration or mediation.

(3) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that for purposes of this Agreement no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group, including by reason of having one or more directors in common. For the purposes of this Agreement and for the avoidance of doubt, neither Spinco nor any member of the Spinco Group is an “Affiliate” of Parent or any member of the Parent Group; provided, however, that the Parties acknowledge that prior to the completion of the Separation and the Distribution, for regulatory purposes the Parties and their Subsidiaries are affiliates and that the Separation may be deemed to be an affiliated transaction and subject to any affiliated transaction statutes and regulations relating to the LDC Business.

(4) “Agreement” shall have the meaning set forth in the preamble hereto.

(5) “Agreement Disputes” shall have the meaning set forth in Section 9.1(a).

(6) “Allocable Portion of Insurance Proceeds” shall have the meaning set forth in Section 10.5(c).

(7) “Allocated Percentage” shall mean the Spinco Percentage or the Parent Percentage, as the case may be.

(8) “Amended Financial Report” shall have the meaning set forth in Section 5.2(b).

(9) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement and any Management Agreement.

(10) “Applicable Franchise Assets” shall mean, with respect to a particular Franchise Agreement, those LDC Assets located in the territory governed by, and used in order to perform the obligations, under such Franchise Agreement.

(11) “Applicable Franchise Liabilities” shall mean, with respect to a particular Franchise Agreement, those LDC Liabilities arising from or relating directly to the performance by the LDC Business of its obligations under such Franchise Agreement.

(12) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) pipelines, distribution facilities, storage facilities and associated assets;

(iii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, rolling stock, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iv) all inventories of products (including natural gas inventories), works-in-process and finished goods, materials, parts, raw materials and supplies;

(v) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(vi) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vii) all Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(viii) all deposits, letters of credit and performance and surety bonds;

(ix) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(x) all Intellectual Property;

(xi) all Software;

(xii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xiii) all prepaid expenses, trade accounts and other accounts and notes receivable;

(xiv) all rights under Contracts, all claims or rights against any Person, choses in action or similar rights whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xvi) all Permits;

(xvii) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other third-party deposit arrangements; and

(xviii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(13) “Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(14) “Audited Party” shall have the meaning set forth in Section 5.2(a)(ii).

(15) “Benefit Plan” shall have the meaning set forth in the Employee Matters Agreement.

(16) “Business” shall mean any of the Retained Businesses or the LDC Business, as applicable.

(17) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the city of Tulsa, Oklahoma or the City of New York, New York.

(18) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture, unincorporated association, trust for a business purpose, or other entity which may legally hold title to Assets.

(19) “Claims Administration” shall mean the processing of Insured Claims, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(20) “Code” shall have the meaning set forth in the recitals hereto.

(21) “Commission” shall mean the United States Securities and Exchange Commission.

(22) “Confidential Information” shall mean any and all of the following information in written, oral, electronic or other tangible or intangible form, without regard to whether the information is subject to being copyrighted or patented:

(i) all information that is a trade secret under applicable trade secret or other Law or is required to be maintained in confidence by any Law or under any Contract;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, methodologies, designs, sketches, photographs, graphs, drawings, samples, models, inventions and ideas, improvements, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(iii) all information concerning any Business and its affairs (which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, client and customer lists and files, Contracts, the names and backgrounds of key employees and personnel training techniques and materials, however documented, and other similar financial, business or employee information);

(iv) communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; and

(v) all notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing subparts (i) – (iv).

(23) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person, other than a Governmental Entity; provided, however, that for the purposes of this definition only, the counterparty to any Contract with the LDC Business, including any Franchise Agreement, in such capacity, shall not constitute a Governmental Entity.

(24) “Contingent Claim Committee” shall mean a committee that shall be established in accordance with Section 6.3.

(25) “Contingent Liability” shall mean any Liability, other than Liabilities for Taxes (which are governed by the Tax Matters Agreement) and Liabilities for any Benefit Plans (which are governed by the Employee Matters Agreement), of Parent or Spinco or any of their respective Affiliates, whenever arising, to any Person (unless that Person has released or the Liability to that Person is intended to be released under Section 7.1), if and to the extent that:

(i) such Liability has accrued as of the Effective Time (based on then existing Law); and

(ii) the existence or scope of the obligation of Spinco or Parent or any of their respective Affiliates as of the Effective Time with respect to such Liability was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Effective Time or as a result of the failure of such Liability to have been discovered or asserted as of the Effective Time (it being understood that the existence of any Action pending, threatened or contemplated or other reserve for accounting purposes as of the Effective Time with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).

The Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Effective Time shall be deemed to be a Contingent Liability.

(26) “Contract” shall mean any agreement, license, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).

(27) “Contribution Date” shall mean the date on which Parent Transfers the LDC Assets to Spinco pursuant to Section 2.2(a).

(28) “Conveyancing and Assumption Instruments” shall mean, collectively, the various written Contracts and other documents entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and any Management Agreement).

(29) “Credit Agreement” shall mean the Credit Agreement, dated April 5, 2011, among ONEOK, Inc., as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender, and a letter of credit issuer, and JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc, as letter of credit, as amended by the First Amendment to Credit Agreement, dated as of March 28, 2013, among ONEOK, Inc., as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender, and a letter of credit issuer, and JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc, as letter of credit issuers.

(30) “Date of this Agreement” shall have the meaning set forth in the recitals.

(31) “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).

(32) “Disclosure Documents” shall mean the Form 10 and the Information Statement, and any prospectus, offering memorandum, offering circular or similar disclosure document or any marketing materials in each case, whether or not filed with the Commission or any other Governmental Entity, prepared in connection with the Spinco Financing Arrangements.

(33) “Dispute Notice” shall have the meaning set forth in Section 9.1(b).

(34) “Distribution” shall mean the distribution on the Distribution Date to holders of record of shares of Parent Common Stock as of the Distribution Record Date of the Spinco Common Stock owned by Parent on the basis of [                ] share of Spinco Common Stock for every [                ] outstanding shares of Parent Common Stock.

(35) “Distribution Agent” shall mean Wells Fargo Bank N.A., as distribution agent.

(36) “Distribution Date” shall mean the date on which Parent, through the Distribution Agent, distributes all of the issued and outstanding shares of Spinco Common Stock to the holders of Parent Common Stock.

(37) “Distribution Record Date” shall mean such date as may be determined by the Parent Board (or special committee thereof) as the record date for the Distribution.

(38) “Effective Time” shall mean 5:00 p.m., Central Standard Time, on the Distribution Date.

(39) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and among Parent and Spinco, dated as of the date hereof and substantially in the form attached as Exhibit B hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

(40) “Energy Services Business” shall mean the business of providing wholesale natural gas supply and other related services for natural gas and electric utilities and commercial and industrial customers across the United States as conducted by Parent and its Subsidiaries.

(41) “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(42) “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).

(43) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(44) “Form 10” shall mean the registration statement on Form 10 filed by Spinco with the Commission in connection with the Distribution, including any amendments or supplements thereto.

(45) “Former Spinco Employee” shall have the meaning set forth in the Employee Matters Agreement.

(46) “Former Parent Employee” shall have the meaning set forth in the Employee Matters Agreement.

(47) “Franchise Agreement” shall mean any franchise or similar agreement in which one or more Governmental Entities grants rights to a utility relating to the distribution of natural gas.

(48) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity; provided, however, that, no Consent required from any counterparty to any Contract, including any Franchise Agreement, shall constitute a Governmental Approval for the purposes of this Agreement.

(49) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and any official thereof.

(50) “GP” shall mean ONEOK Partners GP, L.L.C.

(51) “Group” shall mean the Parent Group or the Spinco Group, as the case may be.

(52) “Indebtedness” shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bond or other instrument, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any Asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

(53) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including internal costs provided for in Section 11.5(c) and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any unaffiliated third party against an indemnified party).

(54) “Indemnifying Party” shall have the meaning set forth in Section 7.4(b).

(55) “Indemnitee” shall have the meaning set forth in Section 7.4(b).

(56) “Indemnity Payment” shall have the meaning set forth in Section 7.7(a).

(57) “Indentures” shall mean any indentures governing any outstanding senior notes issued by Parent.

(58) “Information Statement” shall mean the Information Statement initially attached as an exhibit to the Form 10 and sent to the holders of Parent Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(59) “Insurance Administration” shall mean, with respect to each Shared Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, Indemnity Payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; (ii) the reporting to insurance carriers of any circumstances, incidents, occurrences, losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.

(60) “Insurance Expenses” shall have the meaning set forth in Section 10.2(e).

(61) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(62) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments.

(63) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other Confidential Information, (viii) rights to personal information, (ix) rights, priorities and privileges arising under applicable Law in the foregoing and in other similar intangible Assets, (x) applications and registrations for the foregoing, and (xi) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(64) “Intercompany Accounts” shall mean any receivable, payable or loan between any member of one Group, on the one hand, and any member of the other Group, on the other hand that (a) exists immediately prior to the (i) Contribution Date or (ii) the Effective Time and (b) is reflected in the Records of the relevant members of such Groups, except for any such receivable, payable or loan that arises pursuant to this Agreement or any other Ancillary Agreement.

(65) “Kansas Approval” shall mean a Certificate and Order issued by the KCC consistent with the requests set forth in the “Application of ONEOK, Inc. for an Order Authorizing its Plan of Reorganization” filed with the KCC on August 16, 2013, as such application may have been or may be amended or supplemented from time to time.

(66) “KCC” shall mean the Kansas Corporation Commission.

(67) “Knowing Violation of Law” shall mean (i) in any context other than a criminal action, an intentional act or omission by a Person who is aware that the conduct is a violation of Law, and (ii) in the context of a criminal action, an intentional act or omission by a Person that violates a criminal Law unless that Person had no reasonable cause to believe that the conduct was a violation of criminal Law.

(68) “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law and in equity).

(69) “LDC Assets” shall mean:

(i) the ownership interests (to the extent held by Parent, Spinco, or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Spinco Group other than shares of capital stock to be distributed in the Distribution;

(ii) all LDC Contracts, any rights or claims of Parent arising thereunder, and any other rights or claims or contingent rights or claims of Parent, Spinco, or any of their respective Affiliates, primarily relating to or arising from any other LDC Asset or the LDC Business; provided, however, that no rights belonging to ONEOK Energy Services Company, II or any of its Subsidiaries under any LDC Contract shall constitute an LDC Asset;

(iii) all Assets owned, leased or held by Parent, Spinco, or any of their respective Affiliates immediately prior to the Effective Time that are used primarily in the LDC Business, including inventory, accounts receivable, goodwill, facilities, and equipment;

(iv) subject to ARTICLE X, any rights of any member of the Spinco Group under any LDC Policies and any Shared Policies, to the extent primarily related to the LDC Business;

(v) the Assets listed or described on Schedule 1.1(69)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or Transferred to, any member of the Spinco Group;

(vi) all of the capital stock of ONE Gas Properties, L.L.C.; and

(vii) all Spinco Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time.

Notwithstanding the foregoing, the LDC Assets shall not in any event include:

(A) the Assets listed or described on Schedule 1.1(69)(vii)(A);

(B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by or Transferred to, any member of the Parent Group; or

(C) any Assets of the GP, any Assets of the MLP or any of its Subsidiaries.

(70) “LDC Business” shall mean:

(i) the business segment of Parent, which conducts the natural-gas distribution business, which provides natural gas distribution services in Kansas, Oklahoma, and Texas through Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, respectively;

(ii) any other business, operations, or assets where such business was conducted primarily through the use of the LDC Assets immediately prior to the Effective Time; and

(iii) the businesses and operations of Business Entities acquired or established by or for any member of the Spinco Group after the Date of this Agreement; provided, however, the LDC Business shall not in any event include any operation, business or Asset expressly included in any of the Retained Businesses pursuant to this Agreement.

(71) “LDC Contracts” shall mean Parent’s rights, interests and obligations under the following Contracts to which Parent is a party or by which it or any of its Assets is bound, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Parent Group to Spinco or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, the LDC Business;

(ii) any Contract that relates primarily to the LDC Business;

(iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment primarily used in the LDC Business;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, or Transferred to, any member of the Spinco Group;

(v) any guarantee, indemnity, representation or warranty of any member of the Spinco Group; and

(vi) the Contracts listed or described on Schedule 1.1(71)(vi).

(72) “LDC Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(72)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Spinco Group;

(ii) any and all Liabilities of Parent, Spinco, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the LDC Business, as conducted at any time prior to, on or after the Effective Time (including any

Liability relating to, arising out of or resulting from (x) any act or failure to act by any director, officer, employee, agent or representative of Parent, Spinco, or any of their respective Affiliates with respect to the LDC Business (whether or not such act or failure to act is or was within such Person’s authority) or (y) any obligation requiring the taking of or payment for natural gas);

(B) the operation or conduct of any business conducted by any member of the Spinco Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Spinco or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any LDC Business or any LDC Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by, or associated with, any member of the Spinco Group or any LDC Business, provided that (x) any Liability related to, arising out of or resulting from a business or Assets Transferred to a member of the Parent Group, including, for the avoidance of doubt, the Retained Business Liabilities before the Effective Time and (y) any Liability arising out of or related to the sale of ONEOK Energy Marketing Company are excluded;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) Disclosure Documents, including any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information contained in any Disclosure Document, except to the extent set forth in Section 1.1(102);

(B) Any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to businesses, operations, Assets or Liabilities allocated to Spinco pursuant to this Agreement; or

(C) any Spinco Disclosure;

(v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(72)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Spinco Group (whether incurred prior to, on or after the Effective Time), including any Liabilities relating to, arising out of or resulting from the Spinco Financing Arrangements;

(vi) any and all Liabilities relating to, arising out of or resulting from any Action related to the LDC Business, including but not limited to those items listed or described on Schedule 1.1(72)(vi); and

(vii) any and all obligations of an insured Person under each LDC Policy and each Shared Policy to the extent related to or arising out of the LDC Business.

Notwithstanding the foregoing, the LDC Liabilities shall not in any event include:

(A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Parent Group, including any Liabilities set forth on Schedule 1.1(72)(vii)(A);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Spinco Employees, which shall be exclusively governed by the Employee Matters Agreement; and

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

For the avoidance of doubt, no Liability shall be an LDC Liability solely as a result of Spinco or any other member of the Spinco Group being named as party to, or in, any Action.

(73) “LDC Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Parent or any Subsidiary of Parent, which relate exclusively to the LDC Business and which Policies are either maintained by Spinco or a member of the Spinco Group or assignable to Spinco or a member of the Spinco Group.

(74) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under or resulting from any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under or resulting from any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

(75) “Liable Party” shall have the meaning set forth in Section 2.10(b).

(76) “Management Agreement” shall mean the Management Agreement by and among Parent and Spinco, dated as of the date hereof and substantially in the form attached as Exhibit E hereto.

(77) “MLP” shall mean ONEOK Partners, L.P., a Delaware limited partnership.

(78) “Net-Tax Basis” shall have the meaning set forth in Section 7.7(c).

(79) “NYSE” shall mean the New York Stock Exchange.

(80) “Oklahoma Courts” shall have the meaning set forth in Section 11.20.

(81) “Other Party’s Auditor” shall have the meaning set forth in Section 5.2(a)(ii).

(82) “Other Party Marks” shall have the meaning set forth in Section 5.1(a).

(83) “Parent” shall have the meaning set forth in the preamble hereto.

(84) “Parent Accounts” shall have the meaning set forth in Section 2.5(a).

(85) “Parent Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.01 per share, of Parent.

(86) “Parent Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to:

(A)	the Commission,

(B)	any other Governmental Entity, or

(C)	holders of any securities of any member of the Parent Group,

on or after the Effective Time by or on behalf of any member of the Parent Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(87) “Parent Employee” shall have the meaning set forth in the Employee Matters Agreement.

(88) “Parent Group” shall mean Parent and each Person (other than any member of the Spinco Group) that is a Subsidiary of Parent immediately after the Effective Time, and each Business Entity that becomes a Subsidiary of Parent after the Effective Time.

(89) “Parent Indemnitees” shall mean Parent, each member of the Parent Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Spinco Indemnitees.

(90) “Parent Percentage” shall mean 85%.

(91) “Party” and “Parties” shall have the meaning set forth in the preamble hereof.

(92) “Permits” shall mean all permits (including any permits issued by any railroad authority), licenses, franchises, authorizations, concessions, certificates, consents, exemptions, approvals, variances, registrations or similar authorizations from any Governmental Authority.

(93) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(94) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, general liability policies, punitive damages liability, control of well, railroad protective liability, cyber liability, director and officer liability, fiduciary liability, automobile, aircraft, property, terrorism, business interruption, workers’ compensation and employee dishonesty insurance policies, surety bonds and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(95) “Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to:

(A)	the Commission,

(B)	any other Governmental Entity, or

(C)	holders of any securities of Parent or any of its Affiliates,

prior to the Effective Time by Parent, Spinco, or any of their respective Affiliates, in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(96) “Prime Rate” shall mean the rate per annum publicly announced by JP Morgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City or as published by The Wall Street Journal. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(97)	“Records” shall mean any Contracts, documents, books, records or files.

(98)	“Related Persons” shall have the meaning set forth in Section 7.1(a).

(99)	“Retained Businesses” shall mean:

(i) the ownership of the equity interests in the GP and its general partner interest in the MLP and, as general partner of the MLP, management of the MLP business, and the ownership of units representing limited partner interests in the MLP;

(ii) the Energy Services Business;

(iii) any other business, operations, or Assets where such business was conducted primarily through the use of the Retained Business Assets prior to the Effective Time; and

(iv) the businesses and operations of Business Entities acquired or established by or for any member of the Parent Group after the Date of this Agreement;

provided, however, the Retained Businesses shall not in any event include any operation, business or Asset expressly included in the LDC Business pursuant to this Agreement.

(100) “Retained Business Assets” shall mean any Asset owned, leased or held by Parent, Spinco or any of their respective Affiliates immediately prior to the Effective Time that is not an LDC Asset, and shall include:

(i) the ownership interests (to the extent held by Parent, Spinco, or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Parent Group, including the GP, ONEOK Leasing Company and ONEOK Parking Company, L.L.C.;

(ii) all Retained Business Contracts, any rights or claims of Parent, Spinco, or any of their respective Affiliates, arising thereunder, and any other rights or claims or contingent rights or claims of Parent, Spinco, or any of their respective Affiliates, primarily relating to or arising from any other Retained Business Asset or any Retained Business;

(iii) all Assets owned, leased or held by Parent, Spinco, or any of their respective Affiliates immediately prior to the Effective Time that are used primarily in any Retained Business, including inventory, accounts receivable, goodwill, facilities, and equipment;

(iv) subject to ARTICLE X, any rights of any member of the Parent Group under any Retained Business Policies or Shared Policies, to the extent related to any Retained Business;

(v) the ONEOK Plaza office building located in Tulsa, Oklahoma; the name “ONEOK” and the diamond logo registered by Parent and any derivatives thereof; the Assets listed or described on Schedule 1.1(100)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or Transferred to, any member of the Parent Group;

(vi) all Parent Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time; and

(vii) any collateral securing any Retained Business Liability immediately prior to the Effective Time.

Notwithstanding the foregoing, the Retained Business Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or Transferred to, any member of the Spinco Group.

(101) “Retained Business Contracts” shall mean the following Contracts to which Parent or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated to be Transferred or assigned to (or remain with) any member of the Spinco Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Parent Group;

(ii) any Contract that relates primarily to any Retained Businesses;

(iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment primarily used by any member of the Parent Group;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by or Transferred to, any member of the Parent Group;

(v) any guarantee, indemnity, representation or warranty of any member of the Parent Group; and

(vi) the Contracts listed or described on Schedule 1.1(101)(vi).

(102) “Retained Business Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(102)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Parent Group;

(ii) any and all Liabilities of Parent, Spinco, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:

(A) the operation or conduct of any Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Parent, Spinco, or any of their respective Affiliates with respect to any Retained Business (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Parent Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Parent or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority)); provided, however, the foregoing shall not apply to any liability addressed by the Management Agreement; or

(C) any Retained Business or any Retained Business Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by any member of the Parent Group or any Retained Business, provided that any Liability related to, arising out of or resulting from a business or Assets Transferred to a member of the Spinco Group, including, for the avoidance of doubt, the LDC Liabilities, before the Effective Time is excluded;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to any information contained in any Disclosure Document but only to the extent such Liability derives from a misstatement or omission contained in the transmittal letter for the Information Statement from John W. Gibson to the Parent Stockholders and the sections of the Form 10 and the Information Statement entitled “Compensation Discussion and Analysis,” “The Separation” and “Certain Relationships and Related Party Transactions – Agreements with ONEOK” and the section entitled “Summary,” to the extent such section summarizes the other sections set forth in this paragraph;

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of, or result from, matters related to businesses, operations, Assets or Liabilities allocated to Parent pursuant to this Agreement; or

(C) any Parent Disclosure;

(v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(102)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Parent Group (whether incurred prior to, on or after the Effective Time);

(vi) any and all Liabilities relating to, arising out of or resulting from any Action related to any Retained Business, including but not limited to those items listed or described on Schedule 1.1(102)(vi); and

(vii) any and all obligations of an insured Person under each Retained Business Policy and each Shared Policy to the extent related to or arising out of any Retained Business.

Notwithstanding the foregoing, the Retained Business Liabilities shall not include:

(A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Spinco Group, including any Liabilities set forth on Schedule 1.1(102)(vii)(A);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Parent Employees, which shall be exclusively governed by the Employee Matters Agreement; and

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

For the avoidance of doubt, no Liability shall be a Retained Business Liability solely as a result of Parent or any other member of the Parent Group being named as party to, or in, any Action.

(103) “Retained Business Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Parent or any Subsidiary of Parent, which relate exclusively to any Retained Business and which Policies are either maintained by Parent or a member of the Parent Group or assignable to Parent or a member of the Parent Group.

(104) “Revolving Credit Facility” shall mean a revolving credit facility pursuant to a revolving credit facility agreement entered into prior to the Distribution by Spinco, as borrower, the bank named therein as administrative agent, and the lending banks named therein, on such terms and conditions as agreed to by Spinco and the other parties to the revolving credit facility agreement and approved by Parent.

(105) “Schedules” shall mean the schedules referenced in this Agreement and listed in the Table of Contents.

(106) “Securities Act” shall mean the Securities Act of 1933 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(107) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(108) “Senior Indebtedness” shall mean the Indebtedness issued in the Spinco Debt Financing, as may be amended, modified, restated or replaced at any time.

(109) “Senior Manager” shall mean the general counsel, chief financial officer, chief operating officer or chief executive officer of either Party.

(110) “Separation” shall have the meaning set forth in the recitals hereto.

(111) “Separation Payment” shall have the meaning set forth in Section 3.4(b).

(112) “Shared Contract” shall have the meaning set forth in Section 2.12(a).

(113) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Parent or any of its Subsidiaries which relate to any Retained Business and the LDC Business.

(114) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(115) “Spin Agreements” shall have the meaning set forth in Section 2.13(a).

(116) “Spinco” shall have the meaning set forth in the preamble hereto.

(117) “Spinco Accounts” shall have the meaning set forth in Section 2.5(a).

(118) “Spinco Common Stock” shall have the meaning set forth in the recitals hereto.

(119) “Spinco Debt Financing” shall have the meaning set forth in the recitals hereto.

(120) “Spinco Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to:

(A)	the Commission,

(B)	any other Governmental Entity, or

(C)	holders of any securities of any member of the Spinco Group,

on or after the Effective Time by or on behalf of any member of the Spinco Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure or reporting obligations).

(121) “Spinco Employee” shall have the meaning set forth in the Employee Matters Agreement.

(122) “Spinco Financing Arrangements” shall mean the Spinco Debt Financing and the Revolving Credit Facility.

(123) “Spinco Group” shall mean Spinco and each Person (other than any member of the Parent Group) that is a Subsidiary of Spinco at the Effective Time, and each Person that becomes a Subsidiary of Spinco after the Effective Time, which shall include those entities identified as such on Schedule 1.1(123).

(124) “Spinco Indemnitees” shall mean each member of the Spinco Group and each of their Affiliates and each member of the Spinco Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(125) “Spinco Percentage” shall mean 15%.

(126) “Subsidiary” shall mean (i) for Parent, a wholly-owned Affiliate that Parent controls, (ii) for Spinco, a wholly-owned Affiliate that Spinco controls, (iii) for any other Person, a Business Entity that Person controls or in which that Person owns or has the benefit of more than 50% of the Business Entity’s equity economic interest. For the purposes of this definition, “control,” when used with respect to a specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. No Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group, including by reason of having one or more directors in common. Notwithstanding anything in this Agreement to the contrary, neither the MLP nor any of its Subsidiaries shall be deemed to be a Subsidiary of Parent or any of its Subsidiaries.

(127) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(128) “Tax Matters Agreement” shall mean the Tax Matters Agreement, by and among Parent and Spinco, dated as of the date hereof, and substantially in the form attached as Exhibit C hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

(129) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(130) “Third Party Claim” shall have the meaning set forth in Section 7.4(b).

(131) “Third Party Proceeds” shall have the meaning set forth in Section 7.7(a).

(132) “Trademarks” shall mean all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

(133) “Transfer” shall have the meaning set forth in Section 2.2(a); and the term “Transferred” shall have its correlative meaning.

(134) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and among Parent and Spinco, dated as of the date hereof, and substantially in the form attached as Exhibit D hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

(135) “Unallocated Liability” shall mean, without duplication, any Liability of Spinco or Parent or any of their respective Affiliates, that accrues prior to the Effective Time that is not an LDC Liability or a Retained Business Liability.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3 Effective Date. This Agreement shall be effective as of the Date of this Agreement.

Section 1.4 Tax Matters. The Tax Matters Agreement will govern each of the Parties’ respective rights, responsibilities and obligations after the Effective Time with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of the Distribution to qualify as a tax-free distribution for U.S. federal income tax purposes. The Tax Matters Agreement sets forth the respective obligations of each of the Parties with respect to the filing of Tax Returns, the administration of Tax contests, cooperation, access to information and provision of corporate Records with respect to such matters, and certain other matters, and imposes certain restrictions on each of the Parties’ ability to engage in certain actions following the Effective Time. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Tax Matters Agreement.

Section 1.5 Employee Matters. The Employee Matters Agreement will govern each of the Parties’ respective rights, responsibilities and obligations after the Effective Time relating to, arising out of, or resulting from the employment, service, termination of employment or termination of service of Parent Employees and Spinco Employees, including with respect to access to information and provision of corporate Records with respect to such matters. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to the above in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Employee Matters Agreement.

Section 1.6 Transition Services Agreement. The Transition Services Agreement will govern each of the Parties’, or such Parties’ Affiliates, respective rights, responsibilities and obligations after the Effective Time relating to, arising of, or resulting from shared services or common uses of facilities and equipment that will continue for a transitional period after the Effective Time.

Section 1.7 Management Agreement. In the event that a Management Agreement is entered into pursuant to Section 2.7, with respect to a particular Franchise Agreement, such Management Agreement will govern each of the Parties’, or such Parties’

Affiliates, respective rights, responsibilities and obligations after the Effective Time relating to, arising out of, or resulting from the management of such Franchise Agreement.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, including Section 4.5, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Separation, Parent and Spinco and each of their respective Affiliates, shall be reorganized, to the extent necessary, such that following the consummation of such Separation, subject to Section 2.7, (i) all of Parent’s and its Subsidiaries’ right, title and interest in and to the LDC Assets will be owned or held by a member of the Spinco Group, the LDC Business will be conducted by the members of the Spinco Group and all of the LDC Liabilities will be Assumed directly or indirectly by (or retained by) a member of the Spinco Group, (ii) all of Parent’s and its Subsidiaries’ right, title and interest in and to the Retained Business Assets will be owned or held by a member of the Parent Group, the Retained Businesses will be conducted by the members of the Parent Group and all of the Retained Business Liabilities will be Assumed directly or indirectly by (or retained by) a member of the Parent Group.

Section 2.2 Transfer of Assets.

(a) On or prior to the Effective Time and to the extent not already completed (and it being understood that some of such Transfers may occur following the Effective Time and prior to the Effective Time in accordance with Section 2.7), pursuant to the Conveyancing and Assumption Instruments, Parent shall, and shall cause the other members of the Parent Group to, as applicable, transfer, contribute, assign, distribute, and convey or cause to be transferred, contributed, assigned, distributed, and conveyed (“Transfer”) to Spinco or a Spinco Designee all of its and its Subsidiaries’ right, title and interest in and to the LDC Assets and, in exchange, Spinco shall (x) issue to Parent all of the shares of Spinco Common Stock and (y) make the Separation Payment.

(b) Unless otherwise agreed to by the Parties, each of Parent and Spinco, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be Transferred pursuant to this Section 2.2 or Section 2.7; provided that any Business Entity designated by Spinco must be reasonably acceptable to Parent.

(c) The Parties shall cooperate and use their commercially reasonable efforts to obtain any required Consents or Governmental Approvals to Transfer any Assets, Contracts, Permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.

Section 2.3 Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (a) Parent shall, or shall cause another member of the Parent Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Retained Business Liabilities and the Parent Percentage of any Unallocated Liability and (b) Spinco shall, or shall cause another member of the Spinco Group reasonably acceptable to Parent to, Assume all the LDC Liabilities and the Spinco Percentage of any Unallocated Liability; in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (iii) where or against whom such Liabilities are asserted or determined or (iv) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Parent Group or the Spinco Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.4 Intercompany Accounts.

(a) Each Intercompany Account outstanding on the Contribution Date and each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of Parent or Spinco or any of their respective Affiliates, other than those set forth on Schedule 2.4(b), shall be satisfied and/or settled by the relevant members of the Spinco Group or the Parent Group no later than the Contribution Date immediately prior to the contribution of the LDC Assets to Spinco or the Effective Time, as the case may be. In the case of Intercompany Accounts settled prior to the Contribution Date, such Intercompany Accounts shall be settled by (x) forgiveness by the relevant obligor, (y) one or a related series of distributions of and/or contributions to capital, or (z) cash payment by the relevant obligor to the relevant obligee, in each case as determined by Parent. Each Party acknowledges and agrees that the settlement of such Intercompany Accounts are intended to be disregarded for U.S. federal and state income tax purposes. In the case of Intercompany Accounts settled immediately prior to the Effective Time, such Intercompany Accounts shall be settled by means of a capital contribution of such Intercompany Accounts by Parent to Spinco. Each Party acknowledges and agrees that the Intercompany Accounts that are created between the Contribution Date and the Effective Time between Parent and Spinco do not represent indebtedness for U.S. federal income tax purposes. Each Party further acknowledges and agrees that it will take no position inconsistent with the foregoing tax treatment on any Tax Return, in any audit or other proceeding or otherwise. To facilitate settlement by the Contribution Date or the Effective Time, as the case may be, the amount satisfied may include estimated amounts. Any estimates will be trued up and settled by the affected Parties not later than 90 days after the Contribution Date or the Effective Time, as the case may be. For the avoidance of doubt, any Intercompany Account relating to liability for Taxes shall be exclusively governed by the Tax Matters Agreement.

(b) Each Intercompany Account outstanding immediately prior to the Contribution Date and each Intercompany Account outstanding immediately prior to the Effective Time under any of the general ledger accounts of Parent or Spinco or any of their respective Affiliates, set forth on Schedule 2.4(b) shall continue to be outstanding after the Contribution Date or the Effective Time, as the case may be, (unless previously satisfied in accordance with its terms) and thereafter (x) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its obligations in accordance with the terms and conditions applicable to such obligation, and (y) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.

Section 2.5 Bank Accounts; Cash Balances.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group, (including all Spinco accounts listed or described on Schedule 2.5(a)(i), the “Spinco Accounts”) so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Parent or any other member of the Parent Group (which subset of Parent accounts are listed or described on Schedule 2.5(b), the “Parent Accounts”) are de-linked from the Parent Accounts. From and after the Effective Time, no Parent Employee or Former Parent Employee shall have any authority to access or control any Spinco Account, except as provided for through the Transition Services Agreement.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the Parent Accounts so that such Parent Accounts, if currently linked to a Spinco Account, are de-linked from the Spinco Accounts. From and after the Effective Time, no Spinco Employee or Former Spinco Employee shall have any authority to access or control any Parent Account.

(c) With respect to any outstanding checks issued by the Parties, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity or Group owning the account on which the check is drawn.

(d) As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.6 Limitation of Liability.

(a) Except as otherwise expressly provided in this Agreement or in the case of any Knowing Violation of Law, fraud or intentional misrepresentation, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 2.4 (Intercompany Accounts), or as set forth in subsection (c) below, (i) no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding with such other Party or its Group member existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and (ii) each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, courses of dealing or understandings between it or any members in its Group and the other Party or Parties and members of their respective Groups effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such Contract, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.6(b), and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on such Schedule, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

(c) The provisions of Section 2.6(b) shall not apply to (i) any Contracts to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute LDC Assets or LDC Liabilities or Retained Business Assets or Retained Business Liabilities, such Contracts shall be assigned or retained pursuant to this ARTICLE II), (ii) any Contracts with ONEOK Energy Services Company II or the MLP or any of their respective Subsidiaries that remain in place after the Effective Time or, (iii) any Shared Contracts.

Section 2.7 Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers contemplated by this ARTICLE II shall not have been consummated on or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities that by their terms or operation of Law cannot be Transferred; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred or Assumed pursuant to this ARTICLE II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the applicable Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to), insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the Parent Group or the Spinco Group, as the case may be, entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement. In furtherance of the foregoing, in the event that any consent required to transfer or assign any Franchise Agreement to Spinco or any member of the Spinco Group reasonably acceptable to Parent is not obtained prior to the Effective Time, then, at the Effective Time, (i) unless otherwise determined by Parent, the Applicable Franchise Assets with respect to such Franchise Agreement shall not be transferred to Spinco or such member of the Spinco Group reasonably acceptable to Parent at the Effective Time and (ii) Spinco and Parent shall enter into a Management Agreement, substantially in the form of Exhibit E hereto, in respect of such Franchise Agreement. Upon receipt of the necessary consent to transfer or assign such Franchise Agreement and to the extent the Applicable Franchise Assets and Applicable Franchise Liabilities have not previously been transferred to Spinco or a member of the Spinco Group, (i) Parent shall transfer to Spinco or such member of the Spinco Group reasonably acceptable to Parent the Applicable Franchise Assets with respect to such Franchise Agreement, (ii) Spinco shall Assume the Applicable Franchise Liabilities, with respect to such Franchise Agreement and (iii) such Management Agreement shall terminate in accordance with its terms.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of the Transfer of any Asset or the deferral of the Assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the Transfer, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practical after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of such conditions.

(c) Subject to the provisions of Section 2.7(a), the Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.7(a) shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party or Parties (or relevant member of its Group or their Groups), as the case may be, entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party or Parties (or relevant member of its Group or their Groups) entitled to such Asset or the Person intended to be subject to such Liability.

(d) On and prior to the 24 month anniversary of the Effective Time, if any Party determines that it (or any member of its Group) owns any Asset that, although not Transferred pursuant to this Agreement, was allocated by the terms of this Agreement to another Party, or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party (other than (for the avoidance of doubt), as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Effective Time), then the Party owning such Asset shall Transfer, or shall cause any such Asset to be Transferred, to the applicable Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be an LDC Asset or Retained Business Asset, as the case may be. In connection with such Transfer, the receiving party shall Assume all Liabilities related to such Asset. Following the 24 month anniversary of the Effective Time, no Party (or relevant member of its Group) shall be obligated to Transfer any newly recognized Asset that would, had such Asset been recognized at the Effective Time, have been Transferred to the other applicable Party (or relevant member of its Group).

(e) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Party (or any member of its Group) to receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both Businesses, copies thereof) to the other applicable Party as provided for in Section 11.6 (Notices). The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of any other Party (or any member of its Group) for service of process purposes.

Section 2.8 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Effective Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party (or any member of its Group) of its Assumed Liabilities, and the valid Transfer to the applicable Party (or member of such Party’s Group) of all right, title and interest in and to its accepted Assets, including the Transfer of real property or easements or other rights of way with quit claim deeds, as may be appropriate. Spinco shall be responsible for the recording of any such quit claim deeds or other transfer documents.

Section 2.9 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.7, the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Time, without any further consideration, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer and title and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby; provided, however, that no Party or any of its Affiliates shall be required to pay any money or other consideration in order to obtain any such Consent. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the Transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.10 Novation of Liabilities.

(a) With respect to a Liability for which a Party, including its Subsidiaries, is not responsible under this Agreement after the Effective Time, but for which a Party or one or more of its Subsidiaries continues to be liable to a third party after the Effective Time, that Party may request the Party responsible under this Agreement for the Liability to take actions after the Effective Time to relieve the requesting Party from such Liability. Upon any such request, the responsible Party shall use commercially reasonable efforts either:

(i) to obtain, or cause to be obtained, any Consent, release, transfer, substitutions or novations required for such Liability to become solely the Liability of the responsible Party or one of its respective Subsidiaries; or

(ii) to obtain an unconditional release from Liability for the requesting Party and/or its relevant Subsidiaries.

The responsible Party is not required by this provision to pay any money or other consideration to relieve the requesting Party from the Liability unless the Requesting Party agrees to reimburse the responsible Party in full upon or prior to the payment.

(b) If the responsible Party is unable to relieve the requesting Party and any of its relevant Subsidiaries from a Liability in compliance with Section 2.10(a), the Party who Assumed or retained such Liability (the “Liable Party”) shall, or shall cause one of its Subsidiaries, to pay, perform, discharge or otherwise satisfy in full the Liability, unless not permitted to do so by Law or Contract. As required to satisfy the Liability and not otherwise prohibited, the Liable Party may act as an agent or subcontractor for the requesting Party in order to relieve the requesting Party from the Liability. This provision does not relieve the requesting Party from the Liability. This provision does not require the requesting Party to extend, renew or otherwise cause a Contract or other Liability to remain in effect beyond the term in effect as of the Effective Time. The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any of its Subsidiaries responsible for the Liability, all money, rights and other consideration received by the Party or its Subsidiaries in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party or one of its Subsidiaries pursuant to this Agreement). If and when any such Consent, release, substitution, amendment or release of the Liability shall be obtained, or such agreement, lease, license or other rights or obligations giving rise to the Liability shall otherwise become assignable or able to be novated, the other Party shall promptly Transfer, or cause to be Transferred, all rights, obligations and other Liabilities thereunder of any of it or its Subsidiaries to the Liable Party or to one of its Subsidiaries if requested to do so without payment of any further consideration, and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities.

Section 2.11 Guarantees. Each of the Parties shall, and shall cause the other members of their respective Groups to, use their commercially reasonable efforts to evaluate or to assist the other Party in evaluating any guarantee required to be so evaluated by Financial Accounting Standards Board Interpretation No. 45.

Section 2.12 Treatment of Shared Contracts.

(a) Without limiting the generality of the obligations set forth in Sections 2.1, 2.2 and 2.3, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.12 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, (i) any Contract that is listed on Schedule 2.12(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each Party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, unless otherwise specifically agreed to by the Parties, in accordance with the allocation of benefits and burdens reasonably determined by Parent after taking into consideration (A) the rights, benefits and Liabilities historically allocated to each Party or the members of its respective Group prior to the Distribution Date and (B) the anticipated future rights, benefits and Liabilities of each Party or members of its respective Group under the applicable Contract after the Distribution Date, and (ii) (A) any Contract that is a Retained Business Asset or Retained Business Liability but, prior to the Distribution Date, inured in part to the benefit or burden of any member of the Spinco Group (other than any such Contract covering substantially the same services or arrangements that are covered by a Contract entered into by a member of the Spinco Group in connection with the Separation), and (B) any Contract that is an LDC Asset or an LDC Liability but, prior to the Distribution Date, inured in part to the benefit or burden of any member of the Parent Group (other than any such Contract covering substantially the same services or arrangements that are covered by a Contract entered into by a member of the Parent Group in connection with the Separation), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each Party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii), (1) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (2) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Spinco Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the LDC Business or the Retained Businesses, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.12, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.12.

(b) Each of Parent and Spinco shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or its Subsidiaries, as applicable, not later than the Distribution Date, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.12 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.12.

Section 2.13 Disclaimers of Representations and Warranties.

(a) For the purposes of this Section 2.13, this Agreement, the Ancillary Agreements and any real property instruments or other Contracts, affidavits or instruments of any kind executed and delivered under or resulting from this Agreement, any Ancillary Agreement or any transaction contemplated thereby are referred to as the “Spin Agreements” for all purposes. Except as stated in Section 2.13(e), no Party (or any member of such Party’s Group) makes any representation or warranty, expressed or implied, including any implied warranty of fitness for a particular purpose or merchantability or habitability, to any other Party (or to any member of any other Party’s Group or to any other Person interested in the contemplated transactions) in any way as to any matter, including any of the following:

(i) the Assets, Businesses, or Liabilities Transferred or Assumed;

(ii) any matter involving the Assets, Businesses or Liabilities;

(iii) any Consents or Governmental Approvals required in connection with the Spin Agreements;

(iv) the value, title or freedom from any Security Interests or any other encumbrance or defect in title or right of possession, with respect to Assets of such Party (or member of such Party’s Group);

(v) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any Action or other Asset, including accounts receivable, of any Party; and

(vi) the legal sufficiency of any contribution, distribution, assignment, document, certificate or instrument delivered under any of the Spin Agreements as consideration for the conveyance or transfer of title to any Asset or thing of value.

(b) Except as stated in Section 2.13(e), all Assets to be retained or Transferred, and the Liabilities to be retained, Assumed, or Transferred in accordance with any Spin Agreement shall be retained, Transferred or Assumed on an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” basis (and, in the case of any real property, by means of a deed or conveyance without warranty).

(c) Except as stated in Section 2.13(e), the respective transferees under any conveyance or Transfer made under any Spin Agreement shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good title, free and clear of any Security Interest or any other defect or encumbrance upon title or right of possession and (ii) any necessary Consents or Governmental Approvals are not obtained or that any requirements of Laws or judgments are not complied with.

(d) Except as stated in Section 2.13(e), the Parties acknowledge that any information provided in connection with any of the Spin Agreements is for the Party’s informational purposes only, and no Party makes any representation or warranty, either specifically or implied, whatsoever as to the accuracy or completeness of any information, document or material made available in connection with the Separation or the entering into of this Agreement or the transactions contemplated hereby or thereby. Each Party acknowledges that it has performed its own due diligence and is not relying upon any information provided by any Party in making its determination to enter into this Agreement, except to the extent specifically provided herein to the contrary.

(e) All disclaimers of representations and warranties contained in this Section 2.13 are limited by and subject to the exclusion of all specific representations and warranties expressly stated in any Spin Agreement insofar as such expressly stated representations or warranties apply to the subject matter of the Spin Agreement in which they are stated and expressly and specifically apply, if at all, to the subject matter of any other Spin Agreement. All such disclaimers do not limit or exclude any indemnity against specific items included in any of the Spin Agreements.

(f) The Parties intend to bind each member of their respective Groups to the provisions of this Section 2.13 and agree to take all steps necessary to make the disclaimers herein binding upon the members of their respective Groups.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 Separation. The Parties agree to take, and cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement, to effectuate the Separation, including the actions set forth in Exhibit A styled “Reorganization Actions.”

Section 3.2 Directors. On or prior to the Distribution Date, Parent shall take all necessary action to cause the board of directors of Spinco to consist of the individuals identified in the Information Statement as directors of Spinco.

Section 3.3 Resignations.

(a) Subject to Section 3.3(b), on or prior to the Effective Time, (i) Spinco shall cause all Spinco Employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Parent Group in which they serve and (ii) Parent shall cause all of its employees and any employees of its Affiliates who do not become Spinco Employees, as the case may be, immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Spinco Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.4 Spinco Financings.

(a) Prior to or concurrently with the Separation, Spinco shall enter into the Spinco Financing Arrangements, on such terms and conditions as agreed by Parent (including the amount that shall be borrowed pursuant to the Spinco Financing Arrangements and the interest rates for such borrowings). Parent and Spinco shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Spinco Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Spinco Financing Arrangements. The Parties agree that Spinco, and not Parent, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Parent Group or Spinco Group associated with the Spinco Financing Arrangements.

(b) Prior to the Effective Time, Spinco shall pay to Parent an amount of cash equal to $[—] in satisfaction of its obligations under Section 2.2(a)(y) (the “Separation Payment”).

Section 3.5 Ancillary Agreements. On or prior to the Distribution, each of Parent and Spinco shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Stock Dividends to Parent; Distribution. Prior to the Distribution, Parent will own all of the issued and outstanding shares of Spinco Common Stock. On or prior to the Distribution Date (i) Spinco shall issue to Parent as a stock dividend such number of shares of Spinco Common Stock, (or Parent and Spinco shall take or cause to be taken such other appropriate actions to ensure that Parent has the requisite number of shares of Spinco Common Stock) as will be required so that the total number of shares of Spinco Common Stock held by Parent immediately prior to the Distribution is equal to the total number of shares of Spinco Common Stock distributable in the Distribution and (ii) Parent will cause the Distribution Agent to distribute all of the outstanding shares of Spinco Common Stock then owned by Parent to record holders of Parent Common Stock on the Distribution Record Date, and to credit the appropriate class and number of such shares of Spinco Common Stock to book entry accounts for each such record holder of Spinco Common Stock. Each record holder of Parent Common Stock on the Distribution Record Date will be entitled to receive in the Distribution [            ] share of Spinco Common Stock for every [            ] shares of Parent Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder to receive the applicable number of shares of Spinco Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. Parent stockholders holding a number of shares of Parent Common Stock on the Distribution Record Date, which would entitle such stockholders to receive less than one whole share of Spinco Common Stock, in the applicable Distribution, will receive cash in lieu of such fractional shares. Fractional shares of Spinco Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each holder of record of Parent Common Stock as of close of business on the Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions as soon as practicable after the applicable Distribution, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Spinco Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Spinco shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the applicable Distribution Date as practicable and as determined by the Distribution Agent. None of Parent, Spinco, or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Spinco Common Stock. Neither Parent nor Spinco will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Parent or Spinco.

Section 4.3 Unclaimed Shares or Cash.

(a) Any Spinco Common Stock or cash in lieu of fractional shares with respect to Spinco Common Stock that 180 days after the Distribution Date remains unclaimed by holders of Parent Common Stock on the Distribution Record Date shall be delivered to Spinco. Spinco shall hold all such Spinco Common Stock and cash for the account of such stockholders and any such stockholder shall look only to Spinco for such Spinco Common Stock and cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws. Spinco shall indemnify the Parent Indemnitees in accordance with ARTICLE VII hereof for all claims relating to such Spinco Common Stock and cash so delivered to Spinco.

(b) No interest shall be paid on cash held in lieu of fractional shares under Section 4.3(a).

Section 4.4 Actions in Connection with the Distribution.

(a) Spinco shall file with the Commission such amendments and supplements to its Form 10 as Parent may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10, Information Statement or a Current Report on Form 8-K as may be required by the Commission or federal, state or foreign securities Laws. Spinco shall mail to the holders of Parent Common Stock, at such time on or prior to the Distribution Date as Parent shall determine, the Information Statement included in its Form 10 (or as filed as an exhibit to a Current Report on Form 8-K for such Party), as well as any other information concerning Spinco, its business, operations and management, the Separation and such other matters as Parent shall reasonably determine are necessary and as may be required by Law.

(b) Spinco shall also cooperate with Parent in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from Parent, to the extent requested, Spinco shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Parent determines is necessary or desirable to effectuate the Distribution, and Parent and Spinco shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Parent, Spinco shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the Spinco Common Stock to be distributed in the Distribution, subject to official notice of Distribution.

(d) Nothing in this Section 4.4 shall be deemed, by itself, to shift Liability for any portion of such Form 10 or Information Statement to Parent.

Section 4.5 Sole Discretion of Parent. Parent shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, notwithstanding anything in this Agreement to the contrary, Parent may, in accordance with Section 11.11, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Notwithstanding anything in this Agreement to the contrary, none of Spinco, any other member of the Spinco Group, any Spinco Employee or any third party shall have any right or claim to require the consummation of the Separation or the Distribution, which shall be effected at the sole discretion of the board of directors of Parent.

Section 4.6 Conditions to the Distribution. Subject to Section 4.5, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the board of directors of Parent to waive or not waive any such condition:

(a) The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to the holders of Parent Common Stock who held Parent Common Stock as of the Distribution Record Date;

(b) The Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Prior to the Distribution, Parent shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Parent (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date, to the effect, among other things, that (i) such Distribution, together with certain related transactions, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the stockholders of Parent upon their receipt of Spinco Common Stock pursuant to such Distribution; and (iii) no gain or loss will be recognized by Parent pursuant to such Distribution;

(d) Prior to the Distribution, Parent shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, its tax counsel, in form and substance satisfactory to Parent (in its sole discretion), substantially to the effect that, among other things, such Distribution, together with certain related transactions, should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

(e) Prior to the Distribution, Parent shall have obtained a surplus and solvency opinion(s) from a nationally recognized valuation firm, in form and substance satisfactory to Parent (in its sole discretion), substantially to the effect that, among other things: (i) Parent has adequate surplus under Oklahoma law to declare the Distribution dividend and (ii) following the Separation and the Distribution, Parent, on the one hand, and Spinco, on the other hand, will be solvent and adequately capitalized;

(f) Any material Governmental Approvals (including the Kansas Approval) and other Consents (including Consents required under the Credit Agreement), necessary to consummate the Separation or the Distribution or any portion thereof shall have been obtained and be in full force and effect, including the regulatory approvals listed or described on Schedule 4.6(f);

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Separation or the Distribution shall be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of all or any portion of the Separation or the Distribution;

(h) With respect to the Distribution, the financing transactions described in the Information Statement as having occurred prior to the Distribution Date shall have been consummated on or prior to the Distribution Date; and

(i) The board of directors of Parent shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Legal Names and Other Parties’ Trademarks.

(a) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Effective Time but in any event within six months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease) (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Subsidiaries or Affiliates (including, in the case of Spinco, “ONEOK” or “ONEOK, Inc.”) and (B) any names or Trademarks related thereto, including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party and its Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with any of the other Party’s or such Party’s Subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly a Parent affiliate or otherwise describing its historical relationships with Parent, the other Party and their respective Subsidiaries or (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the Consent of the Party owning such Other Party Mark. In furtherance of the foregoing, as soon as practicable but in no event later than six months following the Effective Time, each Party and the members of each Party’s Group shall, and shall cause each of its Affiliates to remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by any of the Parties or any of their Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 5.1 is subject to their compliance with the quality control requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(b) Notwithstanding the foregoing requirements of Section 5.1(a), if any Party or any member of a Party’s Group exercised good faith efforts to comply with Section 5.1(a) but is unable, due to regulatory or other circumstances beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s corporate name, then the relevant Party or its Group member will not be deemed to be in breach hereof if it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within 12 months after the Effective Time, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s corporate name, which includes references to “ONE Gas” or “ONEOK,” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 5.1(a), Spinco shall not be required to change any name including the phrase “ONEOK” in any third-party contract, lease, indenture or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Spinco on a prospective basis from and after the Effective Time, shall change the name in any new or amended third-party contract or license or property record and (ii) Spinco shall not advertise or make public any continued use of the “ONEOK” name permitted by this Section 5.1(c).

Section 5.2 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees that during the period ending 180 days following the Effective Time (and with the consent of the other Party, which consent shall not be unreasonably withheld or delayed, during any period of time after such 180-day period reasonably requested by such requesting Party, so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the fiscal years 2013 and 2014, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures:

(i) Annual Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the Commission and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2013 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each Other Party’s Auditor with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditor and management to complete the 2013 Internal Control Audit and Management Assessments.

(ii) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to each other Party’s auditor (each such other Party’s auditors, the “Other Party’s Auditor”) both the personnel who performed or are performing the annual audits of such audited Party (such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Audited Party’s auditor as it relates to its auditor’s report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Party’s Auditor and management its personnel and Records in a reasonable time prior to the Other Party’s Auditor’s opinion date and other Party’s management’s assessment date so that the Other Party’s Auditor and other Party’s management are able to perform the procedures they consider necessary to conduct the 2013 Internal Control Audit and Management Assessments.

(b) Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the fiscal years 2013 and 2014, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

(c) Financials; Outside Auditors. If either Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X promulgated by the Commission or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d) Third Party Agreements. Nothing in this Section 5.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 5.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Each of the Parties agrees that neither this Agreement nor any Ancillary Agreement shall include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party hereto to engage in any business or other activity that competes with the business of any other Party, or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area. Except as expressly provided in Section 5.3 or Section 5.5 or in any Ancillary Agreement, Parent and the Parent Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as Spinco or its Group, (ii) do business with any client or customer of Spinco or its Group, and (iii) employ or otherwise engage any officer or employee of Spinco or its Group, and neither Parent nor the Parent Group nor any officer or director thereof, as an officer or director of Parent or any member of the Parent Group, shall be liable to Spinco and its Group or its stockholder for breach of any fiduciary duty by reason of any such activities of Parent or the Parent Group or of such Person’s participation therein.

(b) In the event that Parent or any other member of the Parent Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Parent or any other member of the Parent Group and Spinco or any other member of its Group, neither Parent nor any other member of the Parent Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Spinco, or any other member of its Group and shall not be liable to Spinco or any member of its Group or to Spinco’s stockholders for breach of any fiduciary duty as a stockholder of Spinco by reason of the fact that Parent or any other member of the Parent Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Spinco or any other member of its Group.

(c) In the event that Spinco or any member of its Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Parent or any other member of the Parent Group and Spinco or any other member of their respective Groups, neither Spinco nor any other member of its Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Parent or any other member of the Parent Group and shall not be liable to Parent or any other member of the Parent Group or to Parent’s stockholders for breach of any fiduciary duty as a stockholder of any member of the Parent Group by reason of the fact that Spinco or any other member of its Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Parent or any other member of the Parent Group.

(d) For the purposes of this Section 5.3, “corporate opportunities” of Spinco or any other member of its Group shall include, but not be limited to, business opportunities that Spinco or any other member of its Group is financially able to undertake, that are, by their nature, in a line of business of Spinco or any other member of its Group, including the LDC Business, are of practical advantage to them and are ones in which Spinco or any other member of its Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Parent or any other member of the Parent Group or any of their officers or directors will be brought into conflict with that of Spinco or any other member of its Group, and “corporate opportunities” of Parent or any other member of the Parent Group shall include, but not be limited to, business opportunities that Parent or any other member of the Parent Group are financially able to undertake, that are, by their nature, in a line of business of Parent or any other member of the Parent Group, including any of the Retained Businesses, are of practical advantage to them and are ones in which Parent or any other member of the Parent Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Spinco or any other member of its Group or any of their officers or directors will be brought into conflict with that of Parent or any other member of the Parent Group.

Section 5.4 Certain Matters Relating to Parent’s Organizational Documents. For a period of six years from the Distribution Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Parent shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Parent immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the Parent Group or the Spinco Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

Section 5.5 Non-Solicitation.

(a) Parent covenants and agrees that from the Effective Time until the second anniversary of the date of this Agreement, it will not, either directly or indirectly, or through an Affiliate, or by acting in concert with others, solicit any Spinco Employee (as defined in the Employee Matters Agreement), after such Person has ceased to be an employee of Parent or one of its Affiliates and while such Person is employed by Spinco or its Affiliates, to become an employee of, or consultant to, or to serve in any similar capacity with, Parent or any Affiliate of Parent; provided, however, that Parent and its Affiliates may engage in general employment advertising or solicitation not specifically targeting any such employees and may hire any such employee who responds to such advertising or solicitation or who approaches Parent or any of its Affiliates for employment.

(b) Spinco covenants and agrees that from the Effective Time until the second anniversary of the date of this Agreement, it will not, either directly or indirectly, or through an Affiliate, or by acting in concert with others, solicit any Parent Employee (as defined in the Employee Matters Agreement), after such Person has ceased to be an employee of Spinco or one of its Affiliates and while such Person is employed by Parent or its Affiliates, to become an employee of, or consultant to, or to serve in any similar capacity with, Spinco or any Affiliate of Spinco; provided, however, that Spinco and its Affiliates may engage in general employment advertising or solicitation not specifically targeting any such employees and may hire any such employee who responds to such advertising or solicitation or who approaches Spinco or any of its Affiliates for employment.

ARTICLE VI

CONTINGENT AND UNALLOCATED LIABILITIES

Section 6.1 Unallocated Liabilities.

(a) As of the Date of this Agreement, the Parties have not identified any Unallocated Liabilities. If a Liability (including a Contingent Liability) is not explicitly addressed in this Agreement or set forth in the Schedules, the Parties shall be presumed to have intended that the Liability be an LDC Liability or a Retained Business Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(b) Each of the Parties shall be responsible for its Allocated Percentage of any Unallocated Liability.

(c) After the Effective Time, if a Liability (including a Contingent Liability) is identified that is not explicitly addressed in the Agreement or set forth in the Schedules, the Liability shall be referred to the Contingent Claim Committee to determine responsibility for the Liability pursuant to the provisions of Section 6.3.

(d) Parent shall assume the defense of, and may seek to settle or compromise, any claim determined by the Contingent Claim Committee pursuant to Section 6.3 to be an Unallocated Liability. The costs and expenses of the defense or liquidation of an Unallocated Liability shall be included in the calculation of the amount of the applicable Unallocated Liability in determining the reimbursement obligations of the other Parties with respect thereto. The Parties shall cooperate in the defense as provided in Section 6.5.

Section 6.2 Payments.

(a) The Party responsible for the administration of an Unallocated Liability shall be entitled to reimbursement of the other Party’s Allocated Percentage of all costs and expenses incurred in respect of such Unallocated Liability by that Party or a member of its Group. The reimbursable costs and expenses include those costs and expenses incurred in an Action related to an Unallocated Liability and those costs and expenses may be invoiced periodically in advance of a final determination of any such Action. Payment shall be due promptly after the responsible Party submits its invoice for such amount, provided that the Party responsible for administration shall provide reasonable supporting information for an invoice upon a request made within a reasonable time by a Party receiving an invoice.

(b) The term “costs and expenses” as used in reference to those costs and expenses that are to be reimbursed to the Party shall be broadly construed to include all costs and expenses incurred and attributable directly or indirectly to the defense, liquidation or satisfaction of an Unallocated Liability, including allocated costs of in-house counsel and other personnel, expert witness fees, reproduction expenses and the cost of deposition copies (video, electronic and hardcopy). The term “costs and expenses” shall include any cost or expense paid or incurred by or on behalf of any member of the responsible Party’s Group in respect of any such defense or liquidation.

(c) Any amounts billed and properly payable in accordance with this Section 6.2 that are not paid within 45 days of such bill shall bear interest at the lesser of (i) Prime Rate plus 2% per annum or (ii) the maximum contractual rate permitted by Law, from the date of invoice until paid. Adjustments to the interest rate based on the Prime Rate shall be made as of the first Business Day of each week based upon the Prime Rate at the close of the most recent prior Business Day.

Section 6.3 Procedures to Determine Status of Liability.

(a) As of the Effective Time, the Parties will form a Contingent Claim Committee of two persons comprised of the general counsel or chief legal officer of each of the Parties, or their respective delegates, for the purpose of resolving whether any Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is an LDC Liability, a Retained Business Liability, or an Unallocated Liability.

(b) If either Party or any of its Subsidiaries shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Unallocated Liability, such Party shall give the other Party and the Contingent Claim Committee written notice thereof promptly (and in any event within 15 days) after such Person becomes aware of such Liability or Third Party Claim. Thereafter, the Party shall deliver to the Contingent Claim Committee, promptly (and in any event within 10 calendar days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group relating to the matter.

(c) If a dispute shall arise between the Parties as to the proper characterization of any Liability (other than one covered under Section 6.3(b)), then any Party may refer that dispute to the Contingent Claim Committee for resolution in the same manner as is set forth for a Third Party Claim.

(d) The Contingent Claim Committee’s determination (which shall be made within 30 days of such referral), if unanimous, shall be binding on the Parties and their respective successors and assigns. If the Contingent Claim Committee cannot reach a unanimous determination as to the characterization of a Liability within 30 days after referral of the issue such matters shall be resolved in accordance with Section 9.1(d).

(e) Parent may commence defense of such matters pending decision of the Contingent Claims Committee (or decision regarding an Action, if applicable), but shall not be obligated to do so. If Parent commences any such defense and subsequently Spinco is determined hereunder to have the exclusive obligation to such claim, then, upon the request of Spinco, Parent shall promptly discontinue the defense of such matter and transfer the control thereof to Spinco. In such event, Spinco will reimburse Parent for all costs and expenses incurred prior to resolution of such dispute in the defense of such claim.

Section 6.4 Certain Case Allocation Matters. The Parties agree that if any Action not listed or described on Schedules 1.1(72)(vi) or 1.1(102)(vi) involves separate and distinct claims that, if not joined in a single Action, would constitute separate Liabilities of different Parties, they will use their commercially reasonable efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim (including all costs and expenses incurred after an agreed segregation of the claims) shall be treated as Liabilities of the appropriate Party and so that each Party shall have the rights and obligations with respect to each such claim (including pursuant to this ARTICLE VI as would have been applicable had such claims been commenced as separate Actions). Unless otherwise explicitly provided in this Agreement, (a) all costs and expenses associated with such claims and incurred prior to the agreed segregation of the claims shall be shared in accordance with their Allocated Percentages, and (b) this Section 6.4 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.

Section 6.5 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the Parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b) To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c) Each of Parent and Spinco agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third party with respect to which a Party (or one of its Subsidiaries) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a Liability allocated under this Agreement or any Ancillary Agreement to that Party, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contributions therewith.

(d) In the case of any Action involving a matter contemplated by Section 6.5(c), (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one Party or one of its Subsidiaries representing another Party or one of its Subsidiaries or (ii) if any Third Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible Party or one of its Subsidiaries or such Party’s business or operations of a Party or its Subsidiaries, then the non-responsible Party shall be entitled to retain, at its expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third Party Claim against that Party or one of its Subsidiaries.

(e) It shall not be a defense to any obligation by any Party to pay any amount in respect of any Unallocated Liability that such Party was not consulted in the defense thereof, that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Party does not approve of the quality or manner of the defense thereof or that such Unallocated Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability; provided, however, that neither Party shall settle an Unallocated Liability in a manner which would restrict or limit the future conduct of the other Party’s business or operations (or any of its Subsidiaries) without such other Party’s consent.

(f) If served with a citation or other writ or process in a proceeding that may involve a matter to be determined by the Contingent Claim Committee, each Party shall notify the General Counsel of the other Party promptly and shall take such steps as are required to avoid a failure to answer or otherwise appear or respond timely.

ARTICLE VII

RELEASES AND INDEMNIFICATION

Section 7.1 Release of Pre-Distribution Claims.

(a) When used in this ARTICLE VII with reference to any or all members of a particular Group or Groups, the term “Related Persons” shall mean the directors, officers, agents or employees of those members when acting in those capacities (including all those Persons who served in any of those capacities at any time prior to the Effective Time), together with their respective heirs, executors, administrators, successors and assigns. Except (A) as provided in Section 7.1(b), (B) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (C) for any matter for which any Person is entitled to indemnification or contribution pursuant to this ARTICLE VII:

(i) Parent, for itself and, to the extent of its power and authority, each of its Subsidiaries and their respective Related Persons, does hereby remise, release and forever discharge the members of the Spinco Group and its Related Persons from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), that exist, arise or result (A) from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or (B) any conditions existing or alleged to have existed on or before the Effective Time, including (x) negligent acts or failures to act, even if grossly negligent and (y) acts or failures to act in connection with the Separation and all other activities to implement the Distribution and any of the other transactions contemplated under this Agreement or any of the Ancillary Agreements.

(ii) Spinco, for itself and, to the extent of its power and authority, each of its Subsidiaries and their respective Related Persons, does hereby remise, release and forever discharge the members of the Parent Group and its Related Persons from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), that exist, arise or result (A) from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time, or (B) any conditions existing or alleged to have existed on or before the Effective Time, including (x) negligent acts or failures to act, even if grossly negligent and (y) acts or failures to act in connection with the Separation and all other activities to implement the Distribution and any of the other transactions contemplated under this Agreement or any of the Ancillary Agreements.

(iii) Notwithstanding anything to the contrary in the foregoing subparts (i)–(ii), nothing in this Agreement shall remise, release or discharge any rights or claims that any Party, the members of its Group, or their respective Related Persons may have against any director, officer, agent, representative or employee of any member of that Party’s Group as a result of any Knowing Violation of Law, fraud or intentional misrepresentation by such director, officer, agent or employee of any member of that Party’s Group.

(b) Nothing contained in Section 7.1(a) shall impair or otherwise affect any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or one of its Subsidiaries pursuant to or contemplated by this Agreement or any Ancillary Agreement including (A) with respect to Spinco, any LDC Liability, and (B) with respect to Parent, any Retained Business Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between a Party or one of its Subsidiaries, on the one hand, and the other Party or one of its Subsidiaries or Related Persons, on the other hand;

(v) any Liability with respect to an Unallocated Liability pursuant to Section 6.1;

(vi) any Liability that any Party may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the other Party, its Subsidiaries or Related Persons by a third party, which Liability shall be governed by the provisions of the other sections of this ARTICLE VII and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vii) any Liability of Related Persons to either Party, its Subsidiaries, or its Related Persons, for goods, services or property received, purchased or leased, or to be received, purchased or released, or due on a value-received basis for work done or to be done or under any Contract made after the Effective Time.

In addition, nothing contained in Section 7.1(a) shall release one Party from indemnifying any director, officer, agent or employee of the other Party or its Subsidiaries, who was a director, officer, agent or employee of the first Party or any of its Affiliates on or prior to the Effective Time, to the extent such director, officer, agent or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time. Specifically, if an obligation giving rise to such Action is (A) a Retained Business Liability, Parent shall indemnify Spinco, its Subsidiaries and Related Persons from such Liability or (B) an LDC Liability, Spinco shall indemnify Parent, its Subsidiaries and Related Persons from such Liability, in accordance with the other provisions set forth in this ARTICLE VII.

(c) Each Party shall not, and shall not permit, to the extent of its power and authority, any Subsidiary or Related Person to, make any claim, demand or offset, or commence any Action asserting any claim, demand or offset, including any claim of contribution or indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any and all Liabilities released pursuant to Section 7.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between one Party, its Subsidiaries and their respective Related Persons, on the one hand, and the other Party, its Subsidiaries and their respective Related Persons, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Effective Time), except as specifically set forth in Sections 7.1(a) and 7.1(b).

(e) If any Subsidiary of a Party or any of such Party’s Related Persons initiates an Action with respect to claims released by this Section 7.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this ARTICLE VII.

(f) At any time, at the reasonable request of either Party, the other Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it releases Liabilities pursuant to this Section 7.1 to execute and deliver releases reflecting the provisions hereof.

Section 7.2 Indemnification by Parent. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Parent shall, and shall cause the other members of the Parent Group to indemnify, defend and hold harmless Spinco’s Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Retained Business Liabilities or the Parent Percentage of any Unallocated Liabilities, (ii) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Spinco Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Spinco Group by any member of the Parent Group or incorporated by reference by any member of the Spinco Group from any filings made by any member of the Parent Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Effective Time, or (iii) any breach by Parent or any member of the Parent Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. The fact another member of the Parent Group has Assumed a Liability covered by this indemnification shall not limit or preclude Parent’s obligation with respect to that Liability under this Agreement.

Section 7.3 Indemnification by Spinco. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Spinco shall, and shall cause the other members of the Spinco Group to indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the LDC Liabilities or the Spinco Percentage of any Unallocated Liabilities, (ii) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Parent Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Parent Group, as the case may be, by any member of the Spinco Group or incorporated by reference by any member of the Parent Group from any filings made by any member of the Spinco Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Effective Time, or (iii) any breach by Spinco or any member of the Spinco Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.4 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.4(b)), within 15 Business Days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such written notice).

(b) Third Party Claims. If a claim or demand is made against a Parent Indemnitee or a Spinco Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this ARTICLE VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 calendar days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide written notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of (i) an Unallocated Liability (the defense of which shall be controlled as provided for in ARTICLE VI) or (ii) any Liability being managed by a Party in accordance with any Ancillary Agreement, an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within 30 days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee(s) business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, one separate counsel as required by the applicable rules of professional conduct with respect to such matter (which counsel shall be reasonably acceptable to the Indemnifying Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the Indemnitee(s).

(d) Other than in the case of an Unallocated Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Unallocated Liability (which shall be governed by Section 6.3) without the Consent of the Indemnifying Party, which Consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Unallocated Liability which, with respect to the subject matter of this Section 7.4(f), shall be governed by Section 6.3), no Indemnifying Party shall Consent to entry of any judgment or enter into any settlement of the Third Party Claim without the Consent (not to be unreasonably withheld) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Unallocated Liability, such matters are addressed in ARTICLE VI.

(g) Except as otherwise provided in Section 11.21, absent Knowing Violation of Law, fraud or intentional misrepresentation by an Indemnifying Party, the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any LDC Liability or Retained Business Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this ARTICLE VII against any Indemnifying Party.

Section 7.5 Indemnification Payments. Indemnification required by this ARTICLE VII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 7.6 Contribution.

(a) If the indemnification provided for in Section 7.2(ii) and Section 7.3(ii) is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 7.6 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7.6(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 7.6(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 7.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.

(a) Any Liability subject to indemnification or contribution pursuant to this ARTICLE VII, including in respect of any Unallocated Liability, will (i) be net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnitee pursuant to this ARTICLE VII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this ARTICLE VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “Net-Tax Basis” as used in this ARTICLE VII means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Indemnifiable Losses, the amount of such Liabilities will be determined net of any reduction in Taxes actually realized by the Indemnitee as the result of sustaining or paying such Indemnifiable Losses after taking into account any Tax incurred on the receipt of Insurance Proceeds, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax Liabilities that will be incurred by the Indemnitee as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the Tax basis that an Indemnitee has in its Assets.

Section 7.8 Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this ARTICLE VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder.

(b) The rights and obligations of each Party and their respective Indemnitees under this ARTICLE VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or Businesses or the assignment by it or its respective Subsidiaries of any and all Liabilities.

(c) In the event that any third Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires, including by way of merger, consolidation or other business combination, fifty percent (50%) or more of the assets or voting equity of either Parent or Spinco, Parent or Spinco, as applicable, shall take all necessary action so that such third Person or group shall become a guarantor of the obligations of Parent or Spinco, as applicable, under this Agreement and the Ancillary Agreements.

ARTICLE VIII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 8.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE VII, and subject to appropriate restrictions for classified, privileged or Confidential Information:

(a) After the Effective Time, upon the prior written request by Spinco for specific and identified information which relates to Spinco or the conduct of the LDC Business, as the case may be, up to the Effective Time, Parent shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such information (or the originals thereof if Spinco has a reasonable need for such originals) in the possession or control of Parent or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Spinco.

(b) After the Effective Time, upon the prior written request by Parent for specific and identified information which relates to Parent or the conduct of any of the Retained Businesses up to the Effective Time, Spinco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such information (or the originals thereof if Parent has a reasonable need for such originals) in the possession or control of Spinco or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Parent.

Section 8.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE VII, from and after the Effective Time, each Party shall afford to the other Party and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or Confidential Information and to the requirements of any applicable state and/or federal regulation such as a Code of Conduct or Standard of Conduct, to the personnel, properties, and information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to such other Party or the conduct of its Business prior to the Effective Time. Nothing in this Section 8.2 shall require either Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party Consent to the disclosure of such information, provided that no Party should be required to pay any money or other consideration to obtain such Consent. Each of the Parties shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential to the same extent as is applicable to the Parties.

Section 8.3 Witness Services. At all times from and after the Effective Time, each of the Parties shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party.

Section 8.4 Confidentiality.

(a) Notwithstanding any termination of this Agreement, for a period of 2 years from the Effective Time, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible (as if such Party failed to so comply), (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the LDC Business or any of the Retained Businesses, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.4(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written Consent of the applicable Party, except pursuant to Section 11.9.

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) Upon the written request of a Party, the other Party shall promptly, (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 8.5 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of each Party’s Group, and that each of the members of each Party’s Group should be deemed to be the client with respect to such pre-Separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Parent or Spinco, as the case may be. With respect to such post-Separation services, the Parties agree as follows:

(i) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the LDC Business, whether or not the privileged information is in the possession of or under the control of Parent or Spinco. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting LDC Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Spinco, whether or not the privileged information is in the possession of or under the control of Parent or Spinco; and

(ii) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to any Retained Business, whether or not the privileged information is in the possession of or under the control of Parent or Spinco. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Retained Business Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Parent, whether or not the privileged information is in the possession of or under the control of Parent or Spinco.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.5, with respect to all privileges not allocated pursuant to the terms of Section 8.5(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve the Parties in respect of which the Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the Consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 30 days after notice upon the other Party requesting such Consent.

(e) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the Consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold Consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold Consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Parties as set forth in Section 8.4 and Section 8.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.5, Section 8.1 and Section 8.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.5 and Section 8.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 and Section 8.5 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.6 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing information or access to information to the other Party under this ARTICLE VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefore, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to such information.

Section 8.7 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this ARTICLE VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 8.8 Other Agreements.

(a) The rights and obligations granted under this ARTICLE VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

(b) In connection with any matter contemplated by this ARTICLE VIII, the Parties will enter into one or more mutually acceptable joint defense agreements so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Disputes.

(a) Except as otherwise provided in Section 6.3 with regard to determinations made by the Contingent Claim Committee, any controversy, dispute or claim between the Parties or members of their respective Groups arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, fraud, misrepresentation, statute or constitution (collectively, “Agreement Disputes”) shall be resolved in the manner provided in this ARTICLE IX, which the Parties hereby agree is the sole method for resolving Agreement Disputes.

(b) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Agreement Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing and except as provided in Section 6.3, in the event of an Agreement Dispute (either directly or because of a member of its Group is involved), either Party may initiate negotiation of any Agreement Dispute among senior management of the other Party by giving the other Party a written notice of the Agreement Dispute (“Dispute Notice”). The Dispute Notice shall include a statement of the Party’s position, a general summary of the arguments supporting that position, the name and title of the Senior Manager who will represent the Party and any other person(s) who will attend settlement meetings.

(c) Within 10 days of receipt of the Dispute Notice, the receiving Party shall submit to the other Party a written response that includes the same information as is required to be contained in the Dispute Notice.

(d) In the event that pursuant to Sections 9.1(b) and (c) hereof the Parties fail to resolve an Agreement Dispute within 30 days of receipt of a Dispute Notice, the Parties agree that, subject to Section 11.20, thereafter either Party shall be free to exercise whatever rights or remedies it may then have at law or in equity but in connection with any judicial proceeding with respect to such matter, each Party agrees to waive its rights, if any to a jury trial and further agrees that any applicable statute of limitations or repose or claim of laches will be tolled during the time the Parties are negotiating an Agreement Dispute pursuant to Sections 9.1(b) and (c). Nothing herein shall deny either Parent or Spinco the right to seek or obtain provisional remedies, including, but not limited to, a preliminary injunction, prior to or during the pendency of the dispute resolution procedures provided for in this Article IX.

(e) During the time an Agreement Dispute is being handled pursuant to this Article IX, Parent and Spinco shall continue to comply with all terms and provisions of this Agreement, subject to the rights of either Party to terminate or amend this Agreement provided in Section 11.11.

(f) The giving of the Dispute Notice shall be a condition precedent to initiating an Action for an Agreement Dispute that is subject to Section 9.1(d), except as provided in Section 6.3.

(g) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any Action, but shall be considered as to have been disclosed for settlement purposes.

Section 9.2 Exclusive Remedy; Limitation on Actions. The Parties agree that indemnification under ARTICLE VII is the exclusive remedy for Indemnifiable Losses incurred by an Indemnitee, except for such indemnification or warranty rights as the Indemnitee may have under an Ancillary Agreement.

ARTICLE X

INSURANCE

Section 10.1 Policies and Rights Included Within Assets.

(a) The LDC Assets shall include (i) the LDC Policies and (ii) any and all rights of any member of the Spinco Group under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of any member of the Spinco Group contemplated by this ARTICLE X. The rights under the Shared Policies allocated under this provision specifically include rights of indemnity and the right to be defended by or at the expense of the insurer: (x) with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred and reported or notified to the insurer per any claims-made policy reporting provision prior to the Distribution Date by any Person in or in connection with the conduct of the LDC Business and (y) any other claim made against Spinco or any of its Subsidiaries that may arise out of an insured or insurable occurrence or wrongful act covered under one or more of such Shared Policies. Nothing in this provision shall be deemed to constitute (or to reflect) an assignment of the Shared Policies, or any of them, to any member of the Spinco Group.

(b) The Retained Business Assets shall include (i) the Retained Business Policies and (ii) the Shared Policies, excluding any rights under the Shared Policies allocated to the Spinco Group pursuant to Section 10.1(a) above.

Section 10.2 Claims Made Tail Policies.

(a) Parent, at Parent’s sole election, shall either (x) secure directors and officers liability insurance policies or (y) modify by endorsement Parent’s existing policies to provide total limits of $150 million, consisting of $100 million of traditional A/B/C coverage and $50 million in side A DIC coverage and having an effective date on the Distribution Date and ending on a date that is six years after the effective date (“D&O Tail Policies”). The premium for the D&O Tail Policies or endorsements shall be prepaid for the full six-year term of the D&O Tail Policies or endorsements. Such D&O Tail Policies or endorsements (i) shall cover all Persons insured by those policies who become employees of Spinco comprising the Parent directors and officers liability insurance program that began on June 1, 2013, and (ii) shall have material terms and conditions no less favorable than those contained in the 2013 – 2014 policies, except for the policy period, premium and provisions excluding coverage for wrongful acts postdating the Distribution Date. Parent shall provide Spinco with copies of the D&O Tail Policies or endorsements within a reasonable time after the D&O Tail Policies are issued or Parent’s existing directors and officers liability insurance policies are modified.

(b) Parent, at Parent’s sole election, shall either (x) secure fiduciary liability insurance policies or (y) modify by endorsement Parent’s existing policies, in either case, to provide total limits of $50 million and having an effective date on the Distribution Date and ending on a date that is six years after the effective date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies or endorsements shall be pre-paid for the full six-year term of the Fiduciary Tail Policies or endorsements. Such Fiduciary Tail Policies or endorsements (i) shall cover all Persons insured by those policies who become employees of Spinco comprising the Parent fiduciary liability insurance program commencing on June 1, 2013, and (ii) shall have material terms and conditions no less favorable than those contained in the 2013 – 2014 policies, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Final Distribution Date. Parent shall provide Spinco with copies of the Fiduciary Tail Policies or endorsements within a reasonable time after the Fiduciary Tail Policies are issued or Parent’s existing fiduciary liability insurance policies are modified.

(c) With respect to any D&O Tail Policies or endorsements and any Fiduciary Tail Policies or endorsements secured under Section 10.2(a) and Section 10.2(b), respectively, the associated premiums incurred shall be apportioned amongst the Parties in the same manner as expenses are allocated among the Parties’ pursuant to Section 11.5 herein.

(d) To the extent that Parent is unable prior to the Final Distribution Date to obtain any of the policies or endorsements as provided for in paragraphs (a) and (b) of this Section 10.2, then, with respect to claims based on wrongful acts on or before the Distribution Date, Parent shall use commercially reasonable efforts to secure alternative insurance arrangements on applicable stand alone insurance policies for Spinco to provide benefits on terms and conditions (including policy limits) in favor of Spinco and the other Persons to be insured no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a) and (b) of this Section 10.2. With respect to such alternative insurance arrangements, Parent and Spinco shall be responsible for the premium and any other costs under their applicable stand alone insurance policies. Parent shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Distribution Date to the extent such exclusion would preclude coverage for Spinco and other Persons to be insured under the stand alone policies, if Parent has obtained substantially similar tail-risk insurance coverage for itself on a stand alone basis without that exclusion.

(e) With respect to the D&O Tail Policies or endorsements and Fiduciary Tail Policies or endorsements, Parent and Spinco shall be severally responsible for bearing the full amount of any deductibles, co-payments and/or any claims, costs and expenses (“Insurance Expenses”) that are not covered under or are required by such insurance policies, to the extent attributable to claims against each or reasonably allocated to each based on the nature of such claim (i.e., primarily related to the LDC Business or any of the Retained Businesses), or if such claim is not primarily related to the LDC Business or any of the Retained Businesses, in the proportion that the premium of such D&O Tail Policy or endorsements or Fiduciary Tail Policy or endorsements has been allocated pursuant to Section 10.2(c).

Section 10.3 Occurrence Based Policies.

(a) With respect to the occurrence-based Shared Policies which include workers’ compensation/employer’s liability, automobile liability and aircraft liability, for claims against any member of the Spinco Group that occur prior to the Distribution Date, Parent will continue to provide the Spinco Group with access to such Shared Policies.

(b) Parent shall reasonably cooperate with the Spinco Group and take commercially reasonable actions as may be necessary or advisable to assist the Spinco Group in submitting such claims to which such occurrence-based Shared Policies are responsive; provided, that Spinco shall be responsible for any premium adjustments, deductibles, deposits, cash collateral or co-payments legally due and owing or required relating to such claims and Parent shall not be required to maintain such occurrence-based Shared Policies beyond their current terms.

Section 10.4 Claims-Made or Similarly Based Policies.

(a) With respect to the claims-made Shared Policies which include excess/umbrella liability and punitive damages liability, for claims against any member of the Spinco Group which arise from occurrences and lawsuits noticed to the Shared Policies’ insurers prior to the Distribution Date, Parent will continue to provide the Spinco Group with access to such Shared Policies.

(b) Parent shall reasonably cooperate with the Spinco Group and take commercially reasonable actions as may be necessary or advisable to assist the Spinco Group in submitting such notices prior to the Distribution Date to which such claims-made Shared Policies are responsive; provided, that Spinco shall be responsible for any premium adjustments, deductibles, deposits, cash collateral or co-payments legally due and owing or required relating to claims arising from such occurrences and lawsuits noticed and Parent shall not be required to maintain such claims-made Shared Policies beyond their current terms.

Section 10.5 Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 10.3 and Section 10.4 hereof, from and after the Effective Time, Parent shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration of the Shared Policies with respect to Retained Business Liabilities and LDC Liabilities; provided, that the retention of such responsibilities by Parent is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of Spinco under the Shared Policies as contemplated by the terms of this Agreement; and provided, further, that Parent’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party (or member of its Group) submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely, in a timely manner and in accordance with the Shared Policies reporting provisions or of such Party (or member of its Group’s) authority to settle any such Insured Claim within any period permitted or required by the relevant policy. Parent may discharge its administrative responsibilities under this Section 10.5 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies and any claims falling under the self-insured permits for workers’ compensation and auto liability exposures in the state of Kansas and Oklahoma to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Parent related to Claims Administration and Insurance Administration are not covered under such Shared Policies. In the absence of another agreed arrangement for a claim or particular claims, Parent shall determine and invoice the costs to be paid by Spinco using commercially reasonable methods consistently applied. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies or self-insured claims under the self-insured permits.

(b) Exceeding Policy Limits. Where Retained Business Liabilities and/or LDC Liabilities, as applicable, are specifically covered under the same Shared Policy for periods prior to the Distribution Date, or where such Shared Policies cover claims made after the Distribution Date with respect to an occurrence or wrongful act committed and/or noticed or reported as applicable wholly prior to the Distribution Date, then from and after the Distribution Date, a member of the Parent Group and/or the Spinco Group may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.2, Section 10.3, Section 10.4 or Section 10.5(c) hereof), subject to the terms of this Section 10.5. Except as set forth in this Section 10.5, Parent and Spinco shall not be liable to one another for claims not reimbursed by insurers for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Parent and Spinco or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any Indemnitee for indemnification pursuant to ARTICLE VII.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 10.3 and Section 10.4, and where not in conflict with or prohibited by specific insurance policy conditions, Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to or on behalf of Parent, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to Parent with respect to Retained Business Liabilities or, to Spinco with respect to LDC Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Shared Policies will be made by Parent to the appropriate Party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by members of the two Groups, the relevant Parties agree to allocate the Insurance Proceeds received for those Insured Claims based upon which relevant Group had such Insured Claim, or if the relevant Group is undeterminable, based upon which relevant Group was originally allocated the insurance premium (their “Allocable Portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s Allocable Portion of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its Allocable Portion of Insurance Proceeds pursuant hereto. The Parties agree to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims, the Parties will negotiate with the Shared Policies’ insurers for a full reinstatement of such Shared Policies’ aggregate limits for their mutual benefits. Costs for such reinstatement to be borne by the Parties based on their Allocated Portion of the Insurance Proceeds attributable to that policy’s Insured Claims.

Section 10.6 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims or self-insured claims by members of more than one Group exist relating to the same occurrence, the Parties shall jointly defend to the extent permitted by applicable Law and rules of professional responsibility applicable to legal counsel for the defense. Nothing in this Section 10.6 shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 10.7 Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 10.8 Miscellaneous.

(a) Nothing in this Agreement shall be deemed to restrict Parent or Spinco, or any members of their respective Groups, from acquiring at its own expense any Insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this ARTICLE X, from and after the Distribution Date, Parent and Spinco shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own premium payments, deductibles and/or retentions for such insurance programs. Further, Parent and Spinco shall be responsible individually after the Distribution Date for qualifying, obtaining and maintaining their respective self-insurance permits as applicable as respects their risk of loss in the states of Kansas and Oklahoma or procuring such insurance as may be deemed appropriate for their own risk.

(b) Each of the Parties intends by this Agreement that a third – party Person, including a third – party insurer or reinsurer, or other third – party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Complete Agreement; Construction. This Agreement, including its Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, courses of dealing and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control; provided, that, subject to Section 2.13(e), with respect to any Conveyancing and Assumption Instrument, this Agreement shall control, unless specifically stated otherwise in such Conveyancing and Assumption Instrument.

Section 11.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 11.3 Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each Party and delivered to each Party. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 11.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 11.5 Expenses.

(a) (i) Except as otherwise expressly provided (x) in this Agreement (including paragraphs (a)(ii), (b) and (c) of this Section 11.5) or (y) in any Ancillary Agreement, the Parties agree that all out-of-pocket costs, fees and expenses (including the costs to obtain any Consents) incurred and directly related to the transactions contemplated hereby, including any Liability incurred following the Separation as a result of the consummation of the Separation, shall be borne and paid by the Person incurring such cost or Liability, and (ii) the costs and expenses described on Schedule 11.5(a)(ii) shall be paid by the Party to which such costs and expenses are allocated thereon.

(b) Each Party shall be responsible for payment of its respective outside advisors for all work performed, whether in connection with the Separation or otherwise, prior to, on or after the Effective Time, provided, however, that Parent shall pay all fees earned, and all costs and expenses incurred, prior to the Distribution Date directly related to the Separation by the entities listed or described on Schedule 11.5(b) and payable to such entities.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.9, the Parties agree that such expenses shall be borne and paid by the Party incurring such expense in complying with such request; it being understood that no Party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.

Section 11.6 Notices All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been given on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party or Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To Parent:

ONEOK, Inc.

100 W. Fifth Street

Tulsa, Okla. 74103

Attn: General Counsel

Facsimile: [                    ]

To Spinco:

ONE Gas, Inc.

15 E. Fifth Street

Tulsa, Okla. 74103

Attn: General Counsel

Facsimile: [                    ]

Section 11.7 Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any Consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such Consent.

Section 11.8 Amendments. Subject to the terms of Section 11.11, this Agreement may not be modified or amended except by an agreement in writing signed by each Party.

Section 11.9 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written Consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such Consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto. In addition, in the event that any third Person or “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) acquires, including by way of merger, consolidation or other business combination, fifty percent or more of the consolidated assets or voting equity of either Parent or Spinco, such Party, as applicable, shall take all necessary action so that such third Person or group shall become a guarantor of the obligations of Parent or Spinco, as applicable, under this Agreement and each of the Ancillary Agreements.

Section 11.10 Successors and Assigns. Subject to Section 11.9, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.11 Certain Termination and Amendment Rights. This Agreement (including ARTICLE VII hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Parent without the approval of Spinco or the stockholders of Parent. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Parent and Spinco. Notwithstanding the foregoing, ARTICLE VII shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.

Section 11.12 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefore and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 11.13 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to ARTICLE VII).

Section 11.14 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Time. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties’ obligations under this Agreement or any Ancillary Agreement may require Governmental Approval by Governmental Entities under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to obtain.

Section 11.15 Third Party Beneficiaries. Except (i) as provided in ARTICLE VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein (ii) as provided in Section 10.2 relating to insured persons and Section 5.4 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.16 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.17 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.18 Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or at the Distribution Date shall take place at the offices of Parent, ONEOK Plaza, 100 West Fifth Street, Tulsa, OK 74103.

Section 11.19 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Oklahoma.

Section 11.20 Consent to Jurisdiction. Subject to the provisions of ARTICLE IX herein, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the District Court of the State of Oklahoma for Tulsa County, and (b) the United States District Court for the Northern District of Oklahoma, Tulsa Division (the “Oklahoma Courts”), for the purposes of any suit, Action or other proceeding in accordance with ARTICLE IX or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Oklahoma Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail or receipted courier service to such Party’s respective address set forth in Section 11.6 shall be effective service of process for any Action, suit or proceeding in the Oklahoma Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.20. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Oklahoma Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.21 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any Action in accordance with ARTICLE IX, (ii) provisional or temporary injunctive relief in accordance therewith in any Oklahoma Court, and (iii) enforcement of any such award of an arbitral tribunal or a Oklahoma Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 11.22 Waiver of Jury Trial. Subject to ARTICLE IX and Sections 11.20 and 11.21 herein, each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any court proceeding contemplated by Section 11.20 of this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.22.

Section 11.23 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.24 Force Majeure. No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary

Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure (as defined in Section 1.1(42)). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 11.25 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 11.26 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of Law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ONEOK, INC.

By
Name:
Title:
Date:

ONE GAS, INC.

By
Name:
Title:
Date: